For further information, contact:

Danial J. Tierney, Executive Vice President Office: (503) 943-2679 Fax: (503) 251-5473 / E-mail: dantierney@trm.com

Caroline Rety, Smithfield (PR agency)
Office: +44 (0)20 7903 0670
Fax: +44 (0)20 7490 7277 / E-mail: crety@smithfieldgroup.com
TRM To Have Option To Acquire Travelex United Kingdom ATM Network
Portland, Oregon: December 29, 2005 — TRM Corporation (NASDAQ: TRMM) today announced that it has entered into an agreement that provides for the renegotiation of the terms of its purchase of the United Kingdom-based ATM business of Travelex UK Limited, previously announced on September 1, 2005. The business includes the ATM division of Travelex as well as Travelex ATMs Limited, a joint venture company with Snax 24 Corporation Limited. A period of exclusivity through April 1, 2006 has been established for the parties to agree on alternate terms and conditions of sale, including a revised purchase price. An option has been granted to TRM to purchase the business, comprised of over 1,100 primarily full placement ATM units, for £43.4 million (approximately $78 million), on terms intended to be substantially similar to the Agreements and to be agreed between the parties, provided notice to exercise the option is given prior to April 1, 2006. The parties agree that a sum of £750,000 shall be paid to Travelex and Snax on January 3, 2006, to be credited against the purchase price, should the acquisition close on or before May 2, 2006. Should the acquisition not close by that time, an additional payment of £750,000 shall be made and any remaining rights or obligations related to the transaction extinguished in full.
The ATM business that TRM has an option to acquire provides convenient, on-site cash access at locations predominately based around fuel stations and convenience stores such as TotalFinaElf, Snax 24, Texaco and National Car Parks, as well as other sites including McDonalds and United Cinemas International. The ATM portfolio is comprised primarily of long-term customer site contracts whose locations are averaging approximately 1,000 transactions per month over the last twelve months.
About TRM
TRM Corporation is a consumer services company that provides convenience ATM and photocopying services in high-traffic consumer environments. TRM’s ATM and copier customer base has grown to over 35,000 retailers throughout the United States and over 46,200 locations worldwide, including 6,400 locations across the United Kingdom and over 4,900 locations in Canada. TRM operates one of the largest multi-national ATM networks in the world, with over 22,000 locations deployed throughout the United States, Canada, Great Britain, including Northern Ireland, and Germany.

FORWARD LOOKING STATEMENTS
Statements made in this news release that are not historical facts are forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, such as consumer demand for our services; access to capital; maintaining satisfactory relationships with our banking partners; technological change; our ability to control costs and expenses; competition and our ability to successfully implement our planned growth. Additional information on these factors, which could affect our financial results, is included in our SEC filings. Finally, there may be other factors not mentioned above or included in our SEC filings that could cause actual results to differ materially from those contained in any forward-looking statement. Undue reliance should not be placed on any forward-looking statement, which reflects management’s analysis only as of the date of the statement. We assume no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by federal securities laws.

2